EXHIBIT 4.29

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

WARRANT TO PURCHASE STOCK

Corporation:	TRAFFIC.COM, INC., a Delaware corporation
Number of Shares:	26,087
Class of Stock:	Common Stock
Initial Exercise Price:	$4.60 per share
Issue Date:	August 28, 2006
Expiration Date:	August 28, 2013

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, SQUARE 1 BANK or its permitted assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

ARTICLE 1

EXERCISE

1.1          Method of Exercise.  Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2          Conversion Right.  In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share.  The fair market value of the Shares shall be determined pursuant to Section 1.4.

1.3          Intentionally Omitted.

1.4          Fair Market Value.  The fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day on which Holder delivers its Notice of Exercise to the Company.  If, in the future, the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.5          Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired (in exchange for this warrant document).

1.6          Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.7          Repurchase on Sale, Merger, or Consolidation of the Company.

1.7.1        “Acquisition.”  For the purpose of this warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.7.2        Assumption of Warrant.  If upon the closing of any Acquisition the successor entity assumes the obligations of this warrant, then this warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing.  The Warrant Price shall be adjusted accordingly.  The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this warrant.

1.7.3        Nonassumption.  If upon the closing of any Acquisition the successor entity does not assume the obligations of this warrant and Holder has not otherwise exercised this warrant in full, then this warrant shall be deemed to have been automatically converted pursuant to Section 1.2, effective simultaneously with such closing, and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1          Adjustments to Warrant. In the event that there is any stock dividend that is paid on the, or any stock split, reverse stock split, combination, reclassification, exchange or substitution of Shares, or any other increase in the number of outstanding Shares without receipt of consideration by the Company, then  the total number and/or class of securities subject to this warrant and the Exercise Price of the warrant shall be appropriately adjusted, in the same manner as the Administrator of the Company’s 2005 Long Term Incentive Plan, in its sole discretion, adjusts the Company’s outstanding employee stock options, in order to prevent dilution or enlargement of Holder’s rights under this warrant.  The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.2          Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.3          Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1          Representations and Warranties.  The Company hereby represents and warrants to the Holder as follows:

(a)           The initial Warrant Price referenced on the first page of this warrant is not greater than the fair market value of the Shares as of the date of this warrant.

(b)           All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)           The Company’s capitalization table attached to this warrant is true and complete as of the Issue Date.

3.2          Notice of Certain Events.  The Company shall provide Holder with not less than 10 days prior written notice, including a description of the material facts surrounding, any of the following events:  (a) declaration of any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) offering for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) effecting any reclassification or recapitalization of common stock; or (d) the merger or consolidation with or into any other corporation, or sale, lease, license, or conveyance of all or substantially all of its assets, or liquidation, dissolution or winding up.

3.3          Information Rights.  So long as the Holder holds this warrant and/or any of the Shares, the Company shall deliver to the Holder, promptly after mailing, copies of all communiques to the shareholders of the Company.

ARTICLE 4

MISCELLANEOUS

4.1          Term: Exercise Upon Expiration.  This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.  If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

4.2          Legends.  This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form (or in such other form as Holder and the Company may mutually agree upon):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

4.3          Compliance with Securities Laws on Transfer.  This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.  The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144 (d) and (e) in reasonable detail, the selling broker represents that it has compiled with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

4.4          Transfer Procedure.  Subject to the provisions of Section 4.3, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable).  No surrender or reissuance shall be required if the transfer is to an affiliate of Holder.

4.5          Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.  All notices to the Holder shall be addressed as follows:

Square 1 Bank
Attn: Warrant Administrator
406 Blackwell Street, Suite 240
Crowe Building
Durham, NC 27701

4.6          Amendments.  This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7          Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8          Governing Law.  This warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

TRAFFIC.COM, INC.

By:	Andrew Maunder /s/

Name:	Andrew Maunder

Title:	CFO

APPENDIX 1

NOTICE OF EXERCISE

1.             The undersigned hereby elects to purchase ______________ shares of the ______________ stock of TRAFFIC.COM, INC. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

2.             The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant.  This conversion is exercised with respect to ______________ of the shares covered by the warrant.

[Strike paragraph that does not apply.]

3.             Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Square 1 Bank

Attn:  Warrant Administrator

406 Blackwell Street, Suite 240

Crowe Building

Durham, NC 27701

4.             The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

SQUARE 1 BANK or Registered Assignee

(Signature)

[DATE]
(Date)